Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Q BioMed, Inc. on Post-Effective Amendment No. 1 to Form S-1, File No. 333-220328 of our report dated March 7, 2019, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Q BioMed, Inc. as of November 30, 2018 and 2017 and for each of the two years in the period ended November 30, 2018 appearing in the Annual Report on Form 10-K of Q BioMed, Inc. for the year ended November 30, 2018. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP
New York, NY
March 19, 2020